Investor Relations Contact:	Public Relations Contact:
Alan Sheinwald	Kelly Cinelli or Veronica Welch
Alliance Advisors	CW&R Partners
(914) 669-0222	(508) 222-4802
asheinwald@allianceadvisors.net	kelly@cwrpartners.com or
ronnie@cwrpartners.com

i2Telecom Issued U.S. Patent #7,336,654 for Portable VoIP Service Access Module (“VSAM”) or VoiceStick® Technology

ATLANTA, GEORGIA – March 3, 2008 -- i2Telecom International, Inc. ("i2Telecom®") (OTCBB: ITUI), a developer of proprietary high-quality Voice-over-Internet Protocol ("VoIP") products and services, today announced that it has received U.S. Patent #7,336,654, for portable VoIP Service Access Module (VSAM) or VoiceStick® technology. This new patent will add the Company’s VoiceStick® technology to i2Telecom’s growing Intellectual Property Portfolio. Patent protection on the VoiceStick® encompasses 30 claims and will run until 2025. Additionally, i2Telecom is seeking patent protection in several other countries throughout the world.

The VoiceStick® product is a plug-and-play, portable key chain-sized device that inserts directly into the USB port of desktop or notebook computers, PDAs, and smart devices. The VoiceStick® instantly allows the user to make domestic and international long distance calls via the Internet, with the use of an included headset. Once the VoiceStick® is inserted into a USB port, a dial pad display enables the user to call any telephone in the world directly from the computer, using VoIP technology, at a fraction of normal long-distance rates. Given the ubiquitous presence of USB ports and the auto-run capabilities of the softclient application, the VoiceStick® patent positions i2Telecom® to create additional IP value by integrating with numerous other applications now available in today’s marketplace.

Paul Arena, Chairman and Chief Executive Officer of i2Telecom, stated “Securing this patent validates the outstanding efforts of everyone internally who developed the technology. Our innovative team has redefined the term “user-friendly” in the world of VoIP services, through our exciting VoiceStick® device, which enables users to make calls anywhere in the world over the i2Telecom network on a very cost-effective basis.”

For additional information visit www.voicestick.com.

About i2Telecom International, Inc.

i2Telecom International, Inc. is a developer of its own proprietary high-quality Voice-over Internet Protocol (VoIP) products and services that employs best-of-breed VoIP technology and uses a combination of the Company's own network and the Internet to deliver high-quality phone calls, stream video and text chat to customers on a global scale. i2Telecom International provides its VoiceStick®, MyGlobalTalk(TM), Digital Portal communications and microgateway adapters for VoIP long-distance and other enhanced communication services to its subscribers. Its proprietary technology platform is compliant with the Session Initiation Protocol ("SIP") telecommunications industry standard. For additional information visit www.i2telecom.com or www.voicestick.com or www.myglobaltalk.com or call 404-567-4750.

SAFE HARBOR Statement Under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors. i2Telecom® does not assume, and expressly disclaims, any obligation to update these forward-looking statements.

###